Exhibit 4.2
Execution Version
STOCKHOLDERS AGREEMENT
BY AND AMONG
K12 INC.,
KCDL HOLDINGS LLC,
LEARNING GROUP LLC,
LEARNING GROUP PARTNERS,
KNOWLEDGE INDUSTRIES LLC,
AND
CORNERSTONE FINANCIAL GROUP LLC
DATED AS OF JULY 23, 2010

STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of July 23, 2010 by and among K12 Inc., a Delaware corporation (the “Company”), KCDL Holdings LLC, a Delaware limited liability company (“Holdings”), Learning Group LLC, a Delaware limited liability company (“LG”), Learning Group Partners, a California general partnership (“LGP”), Knowledge Industries LLC, a California limited liability company (“KI”), and Cornerstone Financial Group LLC, a California limited liability company (“Cornerstone” and collectively, with LG, LGP and KI, the “Stockholders”). The Company, Holdings, LG and the Stockholders are referred to herein each individually as a “Party” and collectively as the “Parties”.
     WHEREAS, in connection with the execution and delivery of this Agreement, the Company, Kayleigh Sub Two LLC, a Delaware limited liability company, Kayleigh Sub One Corp., a Delaware corporation, Holdings and KC Distance Learning, Inc., a Delaware corporation (“KCDL”), are entering into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which each share of common stock, par value $0.0001 per share, of KCDL issued and outstanding immediately prior to the Effective Time (as defined below) is to be converted into the right to receive shares of Series A Special Stock, $0.0001 par value per share, of the Company (“Series A Special Stock”) on the terms and subject to the conditions set forth therein;
     WHEREAS, the Series A Special Stock shall be convertible into shares of Company Common Stock (as defined below) from and after the receipt of the Stockholder Approval (as defined below) and shall have the other rights, preferences and privileges set forth in the Certificate of Designations (as defined below);
     WHEREAS, the Knowledge Universe Group (as defined below), of which Holdings is a part, Beneficially Owns (as defined below) shares of Company Common Stock (as defined below);
     WHEREAS, as a condition to each Party’s willingness to enter into the Merger Agreement, the Parties have agreed to enter into this Agreement to establish certain arrangements with respect to the Series A Special Stock and Company Common Stock Beneficially Owned or that will be Beneficially Owned by the Stockholders following the Closing Date; and
     WHEREAS, the Merger Agreement contemplates that this Agreement will be executed concurrently with the execution of the Merger Agreement and will become effective simultaneously with the execution and delivery thereof.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1:

     “Acquisition” means (i) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, by a Person (including the Company) or Group of (A) 35% or more of the assets (including capital stock of the Subsidiaries of the Company or the Company’s successor) of the Company, its successors and its and their Subsidiaries, taken as a whole, or (B) 35% or more of the outstanding shares of Company Common Stock; (ii) any tender offer or exchange offer that, if consummated, would result in any Person or Group owning, directly or indirectly, 35% or more of the outstanding shares of Company Common Stock; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company, its successors or its and their Subsidiaries pursuant to which any Person or Group (or the stockholders or other equity owners of any Person or members of a Group) or the Company, respectively, would own, directly or indirectly, 35% or more of any class of any class of voting stock or securities convertible into or exercisable for voting stock of the Company or such Person, respectively, or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such Person, respectively, or such surviving entity.
     “Acquisition Proposal” means any inquiry, proposal or offer relating to an Acquisition.
     “Affiliate” of any particular Person means any other Person that directly or through one or more intermediaries is controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, from and after the date hereof, neither the Company nor any of its Subsidiaries (including the Surviving Entity) shall be deemed an Affiliate of Holdings or any of its Affiliates.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act). The terms “Beneficially Own,” “Beneficially Owned,” “Beneficially Owning” and “Beneficial Ownership” shall have correlative meanings. For purposes of determining Beneficial Ownership, shares of Company Common Stock into which shares of Series A Special Stock may be convertible, irrespective of any condition to such conversion set forth in the Certificate of Designations that may be in effect, shall be deemed Beneficially Owned by the holder of such share of Series A Special Stock.
     “Block Transferee” has the meaning set forth in Section 3(b)(i).
     “Board” has the meaning set forth in Section 2(d).
     “Business Day” means any day other than a Saturday, Sunday, a legal holiday under the laws of the State of New York or a day on which banking institutions located in New York are authorized or required by law to close.

     “Certificate of Designations” means the certificate of designations of the Series A Special Stock.
     “Closing Date” has the meaning set forth in the Merger Agreement.
     “Collection Costs” has the meaning set forth in Section 6(c).
     “Company” has the meaning set forth in the preamble hereto.
     “Company Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other common stock of the Company that may be issued from time to time.
     “Constructive Transfer” shall mean, with respect to any Voting Security, (i) a short sale with respect to such security, (ii) entering into or acquiring an offsetting derivative contract with respect to such security, (iii) entering into or acquiring a futures or forward contract to deliver such security or (iv) entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership but, in the case of each of (i) through (iv), only to the extent that any of the foregoing results, or would result upon settlement, in a transfer of voting power with respect to such a Voting Security.
     “Cornerstone” has the meaning set forth in the preamble hereto.
     “Covered Security” means the Series A Special Stock, any equity securities issued as a dividend or distribution thereon, and any equity securities of the Company issued upon conversion or exercise of any of the foregoing, including any shares of Company Common Stock issued upon conversion, if any, of the Series A Special Stock.
     “De Minimis Transfers” means Transfers not to exceed an aggregate of 100,000 shares of Series A Special Stock and/or shares of Company Common Stock.
     “Demand Notice” has the meaning set forth in Section 4(a)(i).
     “Demand Offering” has the meaning set forth in Section 4(a)(i).
     “Effective Time” has the meaning set forth in the Merger Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
     “Excluded Distribution” means any distribution or dividend of Series A Special Stock or Company Common Stock by any Knowledge Universe Stockholder to any member, partner or other equity holder that is not an Affiliate of any Knowledge Universe Stockholder, but only if such distribution or dividend occurs after January 1, 2011.
     “Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other governmental or transnational institution; (c) governmental authority or instrumentality of any nature (including any governmental or administrative agency, branch, bureau, department or other entity and any court or other tribunal); (d) official of any of the foregoing; or (e) applicable national securities exchange or national quotation system on which securities issued are listed or quoted.
     “Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.
     “Holdings” has the meaning set forth in the preamble hereto.
     “Indebtedness” means any indebtedness of the Company or its Subsidiaries, whether or not contingent, (i) in respect of borrowed money or (ii) evidenced by bonds, notes, debentures or similar instruments. In addition, the term “Indebtedness” includes all (A) Indebtedness of others secured by a lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (B) to the extent not otherwise included, any guarantee by the specified Person of any Indebtedness of any other Person, and (C) except in connection with a merger, acquisition or other similar transaction the consummation of which does not adversely affect the Company’s obligations under Section 6(a) below, (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (y) Indebtedness secured by a lien encumbering any asset acquired by such specified Person.
     “Indemnified Party” has the meaning set forth in Section 4(f)(iii).
     “Indemnifying Party” has the meaning set forth in Section 4(f)(iii).
     “Inspectors” has the meaning set forth in Section 4(b)(i)(9).
     “KCDL” has the meaning set forth in the preamble hereto.
     “Knowledge Universe Group” means (i) Holdings, (ii) LG, (iii) Knowledge Universe Learning Group LLC, (iv) LGP, (v) Hampstead Associates, L.L.C., (vi) Cornerstone, (vii) KI, (viii) Ridgeview Associates, LLC and (ix) any other Affiliate of any of the foregoing.
     “Knowledge Universe Stockholders” means Stockholders who are members of the Knowledge Universe Group.
     “KI” has the meaning set forth in the preamble hereto.
     “Law” means any applicable foreign, United States federal, state or local law, rule or regulation.
     “LG” has the meaning set forth in the preamble hereto.
     “LGP” has the meaning set forth in the preamble hereto.
     “Lock Up Period” means the 180 calendar days following the Closing Date.
     “Losses” has the meaning set forth in Section 4(f)(i).

     “Merger Agreement” has the meaning set forth in the recitals hereto.
     “Mergers” has the meaning set forth in the Merger Agreement.
     “NYSE” means the New York Stock Exchange.
     “Parent Indemnified Parties” has the meaning set forth in the Merger Agreement.
     “Party” has the meaning set forth in the preamble hereto.
     “Permitted Transferee” means with respect to any Stockholder, as applicable, (i) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, or any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by one or more of the foregoing Persons, (ii) any trust, the trustees of which include only Persons named in clause (i) and the beneficiaries of which include only the Stockholder and one or more Persons named in clause (i), and the beneficiary or beneficiaries authorized or entitled to receive distributions from any such trust, or (iii) any other Affiliate of the Stockholder.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.
     “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, and investigation or partial proceeding, such as a deposition), whether commenced or known to the Company to be threatened.
     “Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.
     “Records” has the meaning set forth in Section 4(b)(i)(9).
     “Redemption Default” has the meaning set forth in Section 6(b)(i).
     “Redemption Default Payment” has the meaning set forth in Section 6(b)(i).
     “Redemption Default Period” has the meaning set forth in Section 6(b)(i).
     “Registrable Securities” means all (i) shares of Company Common Stock issued or issuable pursuant to the conversion of Series A Special Stock or paid as a dividend or stock split with respect thereto, or (ii) if all shares of Company Common Stock have been issued upon conversion of the Series A Special Stock, shares of Company Common Stock held by any Stockholder who is member of the Knowledge Universe Group prior to the Closing Date in an amount not greater than the amount of shares of Company Common Stock contemplated by clause (i) then held by members of the Knowledge Universe Group; provided, however, that as to any Company Common Stock constituting Registrable Securities, such stock will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by a Prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, (y) they have been sold to the public pursuant to Rule 144 or Rule 145 promulgated pursuant to the Securities Act or other exemption from registration under the Securities Act, or (z) they have been acquired by the Company or any of its Subsidiaries. For avoidance of doubt, in no event shall the amount of Registrable Securities exceed the number of shares of Company Common Stock issued to be issuable pursuant to the conversion of Series A Special Stock or paid as a dividend or stock split with respect thereto.
     “Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
     “Schedule of Stockholders” means the list of Stockholders set forth on the schedule of stockholders, attached as Exhibit A hereto.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder.
     “Series A Redemption Price” has the meaning set forth in the Certificate of Designations.
     “Series A Special Stock” has the meaning set forth in the recitals hereto.
     “Shelf Registration” has the meaning set forth in the Merger Agreement.
     “Standstill Termination Date” means the earliest to occur of (i) the first anniversary of the Closing Date; (ii) the fifth Business Day after the date on which the Board publicly announces its intention to solicit an Acquisition Proposal with respect to the Company (other than an issuance of securities), or publicly approves, accepts, authorizes or recommends to the Company stockholders the approval of an Acquisition Proposal with respect to the Company (other than an issuance of securities), but only if prior to such fifth Business Day the Company has not offered to Stockholders who are members of the Knowledge Universe Group that they may make a confidential proposal to the Board regarding the same form of Acquisition Proposal, which the Stockholders will agree to not disclose to any other Person (other than their Affiliates); and (iii) the fifth Business Day after the date on which the Company publicly announces that it has entered into a definitive agreement with any party (other than a wholly-owned Subsidiary) providing for an Acquisition Proposal with respect to the Company, but only if prior to such fifth Business Day the Company has not offered to Stockholders who are members of the Knowledge

Universe Group that they may make a confidential proposal to the Board regarding the same form of Acquisition Proposal, which the Stockholders will agree to not disclose to any other Person (other than their Affiliates).
     “Stockholder Approval” has the meaning set forth the Merger Agreement.
     “Stockholders” has the meaning set forth in the preamble hereto. Each Stockholder is individually referred to as a “Stockholder”. A Stockholder shall also include any counter-party who has entered into a Supplemental Stockholders Agreement as a contemplated hereby.
     “Subsidiary” or “Subsidiaries” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).
     “Supplemental Stockholders Agreement” means an agreement with the Company that is substantially identical to this Agreement, but which binds the counter-party thereto only to such restrictions and obligations, and which entitles such counter-party thereto only to those rights, which apply to such counter-party based on such Person’s identity and status contemplated hereby (including as a Block Transferee or Permitted Transferee), the Transfer giving rise to such Supplemental Stockholders Agreement and the date on which such Transfer occurs. A Supplemental Stockholders Agreement shall only be deemed to have been executed for purposes of this Agreement when it has been executed and delivered by the Company and such counter-party.
     “Surviving Entity” has the meaning set forth in the Merger Agreement.
     “Suspension Event” means any of the following: (i) the post-effective receipt from the SEC of any request for amendments or supplements to, additional information in respect of, or other comments to, any Registration Statement or Prospectus included therein; (ii) the issuance by the SEC, any state securities commission or any other Governmental Entity of any stop order or other order or injunction suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; (iii) the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) (A) the occurrence or existence of any pending corporate development with respect to the Company or (B) the happening of any event that, in either case, requires the Company to make changes in a Registration Statement or Prospectus in order that such Registration Statement or Prospectus does not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading; or (v) the good faith determination by the Board that it would be seriously detrimental to the Company for sales of Registrable Securities pursuant to the Registration Statement or the activities with respect thereto to be undertaken for a certain period of time.
     “Suspension Period” has the meaning set forth in Section 4(d)(i).
     “Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding shares of Series A Special Stock, Company Common Stock and any other Voting Securities; provided, however, that, solely for purposes of computing the Total Voting Power, (A) shares of Series A Special Stock shall be considered outstanding Voting Securities and (B) any other securities convertible into or exercisable or exchangeable for Voting Securities shall be considered outstanding Voting Securities to the extent that such underlying security(ies) would be Beneficially Owned at that time.
     “Transaction Document” has the meaning set forth in the Merger Agreement.
     “Transfer” means a sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance, grant of any option, warrant or other right to purchase, or otherwise disposition, or entering into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, of the economic consequence of ownership of the Series A Special Stock or Company Common Stock. For purposes of Section 3(c), a Transfer shall also include a Constructive Transfer.
     “Transfer Restriction Termination Date” means the earlier of the (a) first (1st) anniversary of the Closing Date and (b) the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the Knowledge Universe Stockholders or any other Stockholder who has executed a Supplemental Stockholders Agreement pursuant to Section 3, individually or in the aggregate, is less than ten percent (10%) of the Total Voting Power as of such date.
     “Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.
     “Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter, placement agent or other intermediary participates in the distribution of such securities.
     “Voting Agreement” means the Voting Agreement, dated as of the date hereof, by and among the Company, LG and certain other members of the Knowledge Universe Group.
     “Voting Securities” means any securities of the Company entitled, in the ordinary course, to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events.

     2. Standstill. Except as expressly provided in this Agreement or as otherwise requested or consented to by the Company in writing, each Knowledge Universe Stockholder and each Block Transferee who has executed a Supplemental Stockholders Agreement (including a Permitted Transferee thereof) covenants and agrees that, from and after the date hereof until the Standstill Termination Date, such Stockholder shall not, and shall cause each of its Affiliates not to, directly or indirectly:
     (a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the Beneficial Ownership of any additional securities of the Company such that, after giving effect to such acquisition, the Knowledge Universe Stockholders and any Block Transferee who has executed a Supplemental Stockholders Agreement pursuant to Section 3, individually or in the aggregate, would have Beneficial Ownership equal to or greater than thirty-five percent (35%) of the Total Voting Power (including after giving effect to the shares of Company Common Stock Beneficially Owned by the Knowledge Universe Group as of the date hereof), except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction;
     (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), or consent of, any holders of any securities of the Company, except as provided in the Merger Agreement;
     (c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, except (i) to the extent any such group could be deemed formed with respect to this Agreement or any conduct by Stockholders contemplated hereunder and/or (ii) for any “group” consisting solely of the Knowledge Universe Stockholders, Permitted Transferees and/or any “person” that is a member of the Knowledge Universe Group;
     (d) seek election to or seek to place a representative on the board of directors of the Company (the “Board”) or seek removal of any member of the Board;
     (e) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any Acquisition involving the Company or any of its Subsidiaries;
     (f) disclose or announce any intention, plan or arrangement to do any of the activities contemplated by this Section 2;
     (g) seek or request to have the Company waive, amend or modify, or otherwise consent to any action inconsistent with, any of the provisions contained in this Section 2; or

     (h) actively assist or finance any Person (including any other Stockholder other than such Stockholders’ Affiliates) to do, or enter into any arrangements or understandings with any other Person (including any other Stockholder other than such Stockholders’ Affiliates) with respect to, any of the activities contemplated by this Section 2;
provided, however, (i) none of the foregoing shall prohibit or in any way limit (A) any discussions or other communications between or among the Knowledge Universe Stockholders, their Permitted Transferees and their respective Affiliates; or (B) any Knowledge Universe Stockholder or their respective Affiliates from soliciting, offering, seeking to effect or negotiating with any Person with respect to transfers of shares of Series A Special Stock or shares of Company Common Stock permitted by Section 3 without taking other actions expressly prohibited hereby, and (ii) none of the restrictions in this Section 2 will restrict or otherwise apply to any Person who receives Series A Special Stock or Company Common Stock in an Excluded Distribution.
This Section 2 shall terminate and be of no further force or effect on the first day following the Standstill Termination Date; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 2 prior to such termination.
     3. Lock Up; Transfer Restrictions.
     (a) Lock Up.
          (i) During the Lock Up Period, no Stockholder shall, or shall permit any of its Affiliates to, Transfer any shares of Series A Special Stock or shares of Company Common Stock, except (A) to a Permitted Transferee of such proposed transferor, (B) in a transaction approved by the Board, (C) in a bona fide gift to any charitable organization, or (D) De Minimis Transfers.
          (ii) No share of Series A Special Stock or Company Common Stock shall be Transferred pursuant to this Section 3(a) to any Permitted Transferee of the applicable Stockholder unless and until such Permitted Transferee shall have executed a Supplemental Stockholders Agreement.
          (iii) This Section 3(a) shall terminate and be of no further force or effect on the first day following the Lock Up Period; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 3(a) prior to such termination.
     (b) Block Transfer Restrictions.
          (i) From and after the Lock Up Period, no Knowledge Universe Stockholder or any other Block Transferee executing a Supplemental Shareholders Agreement as contemplated by this Section 3 shall, or shall permit any of its Affiliates to, Transfer any shares of Series A Special Stock or shares of Company Common Stock to any Person or Group (other than any member of the Knowledge Universe Group who has executed a Supplemental Stockholders Agreement) that, to the actual knowledge of such Person after reasonable inquiry,

Beneficially Owns or after such Transfer would Beneficially Own more than 9.9% of the Total Voting Power (a “Block Transferee”); provided, however, that this Section 3(b) shall not restrict or otherwise apply to (A) the Transfer of securities to an Underwriter for distribution in any bona fide underwritten distribution, (B) a Transfer to any Block Transferee who, concurrently with the effectiveness of such Transfer, executes a Supplemental Stockholders Agreement, (C) a Transfer to any Person who is not a Block Transferee, (D) any Transfer approved by the Board, or (E) De Minimis Transfers.
          (ii) No share of Series A Special Stock or Company Common Stock shall be Transferred pursuant to this Section 3(b) to any Affiliate of a Knowledge Universe Stockholder or any Block Transferee unless and until such Affiliate or Block Transferee shall have executed a Supplemental Stockholders Agreement.
          (iii) This Section 3(b) shall terminate and be of no further force or effect on the first day following the Transfer Restriction Termination Date; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 3(b) prior to such termination.
     (c) Restrictions in Support of Voting Agreement.
          (i) No Stockholder shall Transfer or engage in any Constructive Transfer of any Voting Security (not including the Series A Special Stock) or other security that is exercisable or convertible (whether or not such exercise or conversion right is vested or exercisable) into a Voting Security except for any Transfer (A) to any Person who is also a stockholder party to the Voting Agreement, (B) to any other Person if such Person, prior to or concurrently with such Transfer, shall have executed (x) a Supplemental Stockholders Agreement and (y) an agreement with the Company that is substantially identical to the Voting Agreement, or (C) that is a De Minimis Transfer.
          (ii) This Section 3(c) shall terminate and be of no further force or effect on the first to occur after the Closing Date of (x) the Parent Stockholders’ Meeting (as defined in the Merger Agreement) at which the Stockholder Approval is considered and voted upon or (y) the first anniversary of the Closing Date.
     (d) Transfer in Violation Null and Void. Any attempt by any Stockholder or any of its Affiliates to Transfer any share of Series A Special Stock or Company Common Stock not in compliance with this Section 3 shall be null and void, and the Company shall be permitted to cause any transfer agent not to give effect in the Company’s stock records to any such attempted Transfer. Each Stockholder hereby agrees to authorize and permit the Company to notify its transfer agent that this Agreement places limits on the transfer of such shares.
     (e) Non-Exclusive Limitation. The restrictions on Transfer set forth in this Section 3 shall be in addition to any other limitation on the Transfer of any security contemplated by the Merger Agreement.
     (f) Exclusion for Distributions to Non-Affiliates. Notwithstanding anything in this Agreement to the contrary, none of the restrictions in this Section 3 will restrict or otherwise apply to (i) an Excluded Distribution or (ii) any subsequent Transfer by a Person who received Series A Special Stock or Company Common Stock in an Excluded Distribution.
     4. Registration Rights.
     (a) Registration.
          (i) Demand. At any time and from time to time from after the later of (x) the expiration of the Lock Up Period or (y) the receipt of the Stockholder Approval one or more Stockholders holding a majority in interest of the Registrable Securities held by all Stockholders may request that the Company effect the registration of all or any part of the Registrable Securities held by the Stockholders in an Underwritten Offering by the Stockholders (a “Demand Offering”) by giving written notice to the Company of such demand (a “Demand Notice”). Each Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method of disposition thereof. Within ten (10) Business Days after the receipt of any Demand Notice, the Company will notify each other Stockholder who did not initially join in such request. Within ten days after receipt of such notice from the Company, any such Stockholder may request in writing that some or all of its Registrable Securities be included in such Demand Offering, and the Company shall include in the Demand Offering the Registrable Securities of each such Stockholder requested to be so included, subject to the other terms and conditions set forth herein.
          (ii) As soon as reasonably practicable, but in no event later than 60 days after receipt of the Demand Notice given in accordance with Section 4(a)(i) except as otherwise provided in herein, the Company shall file a Registration Statement with the SEC with respect to the Registrable Securities required to be included therein as provided in Section 4(a)(i) and shall use its commercially reasonable efforts to effect the Demand Offering as expeditiously as possible; provided, however, that (A) the Company shall not be obligated to effect a Demand Offering pursuant to this Section 4(a): (1) more than once in any 9-month period and (2) more than two times in the aggregate and (B) the Registrable Securities for which a Demand Offering has been requested (including, for this purpose, Registrable Securities that non-initiating Stockholders request be included in such Demand Offering in accordance with the last sentence of Section 4(a)(i)) shall not be less than the lesser of (x) 750,000 Registrable Securities and (y) the total amount of Registrable Securities then-outstanding.
          (iii) Underwriter. The Stockholder delivering the Demand Notice will select the lead Underwriter and any additional Underwriters in connection with the applicable Demand Offering with the consent of the Company (such consent not to be unreasonably withheld or delayed). The right of any Stockholder to participate in a Demand Offering pursuant to this Section 4(a) will be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting, and each such Stockholder will enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting. If any Stockholder disapproves of the terms of the underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Company, the managing Underwriter and the other Stockholders participating in the Demand Offering as provided in Section 4(a)(iv).

          (iv) Withdrawal of Offering. The Stockholders holding a majority of the Registrable Securities to be included in the Demand Offering will be permitted to rescind a Demand Notice and any Stockholder may request the removal of any Registrable Securities held by them from any Demand Offering at any time prior to the effectiveness of the Demand Offering; provided that, if such Stockholders rescind a Demand Notice, no Stockholder may deliver a Demand Notice for 6 months following such rescission and the Stockholders shall be required to reimburse the Company for all costs and expenses incurred by the Company in connection with the Demand Offering contemplated by the rescinded Demand Notice.
          (v) Reductions in Securities to be Registered. Notwithstanding the foregoing, if the lead Underwriter in any Demand Offering advises the Company or any Stockholder in writing that in its reasonable opinion, the number of shares of Company Common Stock (including any Registrable Securities) that the Company, the Stockholders and any other Persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including the price at which the securities can be sold or the number of Registrable Securities that any participant may sell, then the number of shares of Company Common Stock to be included in the Registration Statement will be so included in the following order of priority: (1) first, Registrable Securities of the Stockholders, pro rata on the basis of the aggregate number of Registrable Securities owned by each such Stockholder, (2) second, Registrable Securities of the Company that have been requested to be so included, and (3) third, any securities any other Person included, pro rata on the basis of the aggregate number of shares of Company Common Stock owned by each such Person, in each case as necessary to reduce the total number of securities to be included in any such registration statement to the number recommended by such lead Underwriter; provided, that the number of Registrable Securities held by the Stockholders to be included in any Demand Offering shall not be reduced unless all other securities are first entirely excluded from such Demand Offering.
     (b) Registration Procedures.
          (i) In connection with, and subject to the limitations of, the Company’s registration obligations hereunder, from and after the delivery of a Demand Notice (until properly rescinded as provided hereby), other than in the case of clause (1) below (which shall occur at the time provided therein), the Company shall use its reasonable best efforts (unless a different standard is provided below) to:
               (1) (A) on or as soon as practicable after the later of (x) the expiration of the Lock Up Period or (y) the receipt of the Stockholder Approval, file a supplemental application for the listing of the Registrable Securities (determined without regard to any unknown dividend or stock split) on the NYSE and authorization for quotation on the NYSE of all Registrable Securities (determined without regard to any unknown dividend or stock split), in each case, to the extent such Registrable Securities are not already listed and authorized for quotation on the NYSE and (B) use its commercially reasonable efforts to cause the supplemental listing application to be approved as soon as practicable thereafter, but in any event no later than the effective date of any Registration Statement used to effect a Demand Offering;
               (2) no fewer than five (5) Business Days prior to the initial filing of a Registration Statement or Prospectus and no fewer than three (3) Business Days prior to the filing of any amendment or supplement thereto (other than any document that would be incorporated or deemed to be incorporated therein by reference), furnish to the Stockholders copies of all such documents proposed to be filed (including, without limitation, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits)), which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review and comment of the Stockholders;
               (3) (A) use its commercially reasonable efforts to prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be reasonably necessary to keep such Registration Statement effective until the completion of the Demand Offering to which such Registration Statement relates (including the completion of sales to the Underwriters pursuant to any “greenshoe” or over-allotment option), except as otherwise contemplated by this Agreement, (B) cause the related Prospectus to be supplemented by any required Prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 promulgated under the Securities Act, and (C) respond as promptly as reasonably practicable to any comment from the SEC with respect to the Registration Statement and, at the request of any Stockholder, as promptly as reasonably practicable, provide such Stockholder true and complete copies of all correspondence from and to the SEC relating to the Registration Statement;
               (4) promptly notify the Stockholders of any Suspension Event;
               (5) use its reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of the Registration Statement, or to obtain the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;
               (6) deliver, without charge, to the Stockholders as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as the Stockholders reasonably request;
               (7) prior to any public offering of Registrable Securities, (A) use its reasonable efforts to register, qualify or cooperate with the Stockholders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as is reasonably requested in writing, and (B) keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and do any and all other acts or things necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the registration statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it (x) to general service of process in any such jurisdiction where it is not then so subject or (y) to any tax in any such jurisdiction where it is not then so subject;

               (8) use commercially reasonable efforts to (A) enter into customary agreements and (B) take such other actions as are reasonably requested by the Stockholders in order to expedite or facilitate the disposition of such Registrable Securities, including, if applicable, preparing for and participating in a “road show,” seeking to obtain and deliver to each Underwriter and Stockholder a comfort letter from the independent registered public accounting firm for the Company and other customary selling efforts as the Underwriters or the Stockholders reasonably request in order to expedite or facilitate such disposition;
               (9) make available for inspection by the Stockholders, any Underwriter participating in any disposition of such Registrable Securities, and any legal counsel, accountant or other agent retained by any Stockholder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company then in the possession of the Company (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable due diligence investigation with respect to the Company and the related Registration Statement and prospectus, and cause the employees, agents and representatives of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector, in each case during reasonable business hours and in a manner so as to not be unreasonably disruptive to the business of the Company; provided, however, that (w) the Company shall not be obligated to provide any Records or other information to any Inspector who has not executed a confidentiality agreement in a form reasonably acceptable to the Company, (x) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence, (y) Records or information that the Company determines, in good faith, to be confidential or competitively sensitive will not be required to be disclosed to such Inspector unless (A) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related Prospectus or (B) the release of such Records or information is ordered by a Governmental Entity and (z) the foregoing shall not require the Company to provide any Records or information if doing so (A) may result in a waiver or breach of any attorney/client privilege or other privilege of the Company, or (B) could reasonably be expected to result in violation of an applicable Legal Requirement; and
               (10) in connection with any Demand Offering, enter into a commercially reasonable written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriter and companies of the Company’s size and investment stature in the context of an Underwritten Offering of a selling stockholder and, to the extent practicable, on terms consistent with underwriting agreements entered into by the Company in the past if applicable; provided, however, that the Company shall not be obligated to enter into such underwritten agreement unless each participating Stockholder has completed and executed all such other documents customary in similar offerings, including any reasonable questionnaires, powers of attorney, holdback agreements, letters and other documents customarily required under the terms of such underwriting arrangements.
     (c) Conditions to Offerings. The obligations of the Company to take the actions contemplated by this Section 4 with respect to a Demand Offering will be subject to the following conditions:

          (i) The Company may require the Stockholders as to which any registration is being effected to furnish to the Company such information regarding the such Stockholder and/or the distribution of such Registrable Securities as the Company may from time to time reasonably require for inclusion in a Registration Statement, but, in each case, only as it determines in good faith is required by the Securities Act or under state securities or blue sky laws; and the Company may exclude from such registration the Registrable Securities of any Stockholder who fails to furnish such information within a reasonable time after receiving such request and may delay any filing or taking of action required by this until such information is provided; and
          (ii) In any Demand Offering, the participating Stockholders will enter into an underwriting agreement in accordance with Section 4(b)(i)(10) above with the Underwriter(s) selected for such underwriting, and in any event shall execute and provide such other documents customary in similar offerings or otherwise required by this Section 4.
     (d) Blackout Period.
          (i) The Company’s obligations pursuant to Section 4(a), Section 4(b) and Section 4(c) hereof will be suspended upon the occurrence of any Suspension Event; provided, that (x) any all such suspensions will not exceed seventy-five (75) calendar days in the aggregate in any consecutive 12-month period; but provided further that such number of days shall be increased thereafter by the number of days for which the Company has used its reasonable best efforts to eliminate Suspension Events caused by events outside of its ability to control, and (y) the Company shall not register any securities for its own account or that of any other stockholder during such period other than (1) a registration relating to the sale of securities to employees of the Company or a Subsidiary pursuant to a stock option, stock purchase, or similar plan; (2) a registration relating to a “SEC Rule 145 transaction”; and/or (3) any registration statement that relates to the underlying cause of any such Suspension Event (the period during which such obligations are suspended is referred to herein as a “Suspension Period”).
          (ii) From and after the delivery of a Demand Notice (until properly rescinded as provided herein), the Company will promptly give each Stockholder written notice of any Suspension Event, containing the approximate length of the anticipated delay, and will notify each Stockholder upon the termination of any Suspension Period.
          (iii) Each Stockholder agrees that upon receipt of any notice from the Company of the occurrence of a Suspension Event, such Stockholder will immediately discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until it is advised in writing by the Company that the use of the Prospectus may be resumed.
     (e) Registration Expenses.
          (i) Except as otherwise provided herein, with respect to the first Demand Offering, all fees and expenses incident to the Company’s performance of or compliance with its obligations under this Section 4 (excluding any underwriting discounts and selling commissions) will be borne by the Company whether or not any Registration Statement is filed or becomes effective and whether or not any securities are issued or sold pursuant to any Registration Statement. The fees and expenses referred to above shall include (1) all registration and filing fees (including fees and expenses (x) with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and (y) in compliance with federal or state securities laws), (2) reasonable and customary printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing or reproducing Prospectuses), (3) fees, disbursements and expenses of counsel for the Company, (4) Securities Act liability insurance, if the Company desires such insurance, (5) fees and expenses of all other Persons retained by the Company (including the fees and expenses charged by the Company’s independent registered public accounting firm for providing any comfort letter) and (6) fees of transfer agents and registrars. With respect to the second Demand Offering, the expenses referenced above in this Section 4(a)(i) shall be borne severally by the Stockholders selling Registrable Securities therein in proportion to the Registrable Securities so sold.
          (ii) The Stockholders shall bear, and shall reimburse the Company for, (1) any underwriting discounts and selling commissions applicable to Registrable Securities offered for the Stockholders respective accounts pursuant to any Registration Statement, (2) any other costs and expenses incurred by the Stockholders in connection with the performance of and compliance with their obligations under this Section 4, (3) any other expenses required by a Legal Requirement to be paid as a selling stockholder, (4) any other costs or expenses of any of the Stockholders, including the fees, disbursements and expenses of legal counsel, the Underwriters and any of its counsel, (5) any transfer taxes applicable to the sale of Registrable Securities hereunder, (6) any costs and expenses incurred by any person in connection with any “road show” or other selling efforts requested by the Stockholders, and (7) any fees and expenses to be borne by the Stockholder as contemplated by any provision of this Section 4.
     (f) Indemnification.
          (i) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Stockholder and its officers, directors, agents, partners, members, stockholders and employees of each of them, each Person who controls any such Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable Legal Requirement, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act) or in any amendment or supplement thereto or in any preliminary Prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act) or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding or provided by any Stockholder, any of its related persons or any Underwriter, broker-dealer or selling agent for use therein.
          (ii) Indemnification by Stockholders. Each Stockholder shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable Legal Requirements, from and against all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act), or in any amendment or supplement thereto, or arising out of or related to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act) or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding or provided by such Stockholder, any of its related persons, or any underwriter, broker-dealer or selling agent for use therein. In no event shall the liability of any selling Stockholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
          (iii) Conduct of Indemnification Proceedings.
               (1) If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party
               (2) An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have received an opinion of counsel that there is a conflict of interest if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the

Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
               (3) All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 4(f)) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party; provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.
               (4) In all cases, the Indemnified Party and the Indemnifying Party shall provide the other with reasonable cooperation in defense of claims or litigation and all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge at the cost and expenses of the Indemnifying Party, including, but not limited to, by providing the other party with reasonable access to books, records, employees and officers (including as witnesses) of the party and its Affiliates.
          (iv) The indemnity agreements contained in this Section 4(f) are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Merger Agreement.
     (g) Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Company shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 promulgated under the Securities Act), and (ii) take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable the Stockholders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 promulgated under the Securities Act. Upon the request of any Stockholder in connection with that Stockholder’s sale pursuant to Rule 144 promulgated under the Securities Act, the Company shall deliver to such Stockholder a written statement as to whether it has complied with such requirements.
     (h) Assignment of Registration Rights; Eligible Stockholders. The registration rights under this Section 4 will be deemed to have been validly assigned (together with all related obligations under this Section 4) upon the occurrence of both of (i) a Transfer of Registrable Securities in compliance with this Agreement by a Stockholder to a Person who, after such Transfer, Beneficially Owns at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) and (ii) the execution by such Person of a Supplemental Stockholders Agreement. No such assignment will result in the elimination of registration rights in favor of the Stockholder effecting such Transfer to the extent that, after such Transfer, such Stockholder continues to hold Registrable Securities. Notwithstanding anything to the contrary set forth in this Section 4, no Stockholder executing a Supplemental Stockholders Agreement hereto other than those contemplated by clause (i) of this Section 4(h) shall have any rights under this Section 4. Except as set forth in this Section 4(h), the registration rights under this Section 4 may not be assigned without the Company’s consent, which may be given or withheld in its sole discretion.
     (i) Termination. The obligations of the Company under this Section 4 (other than those obligations pursuant to Section 4(f), which shall survive) shall terminate and be of no further force or effect on the first to occur of (i) the 5-year anniversary of the Closing Date, (ii) the date on which the second Demand Offering has been completed, or (iii) the date on which there shall cease to be any outstanding Registrable Securities held by any Knowledge Universe Stockholder or any other Stockholder who has executed a Supplemental Stockholders Agreement and has registration rights pursuant to Section 4(h), including upon the redemption of all shares of Series A Special Stock or following a Reorganization Event (as defined in Certificate of Designations) in which the Series A Special Stock or Company Common Stock shall cease to be outstanding and registered pursuant to Section 12(b) or 12(g) of the Exchange Act; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 4 prior to such termination, and any obligation of any Party to pay any expenses contemplated by Section 4(e) shall survive until such payments are made in full.
     5. Number and Availability of Authorized Shares.
     (a) Authorized Shares of Series A Special Stock. From time to time, to the extent necessary to comply with its obligations under Section F.5 of the Certificate of Designations, the Company shall amend the Certificate of Designations to increase the number of authorized shares constituting the Series A Special Stock by further resolution duly adopted by the Board or any duly authorized committee thereof stating that such increase has been so authorized.
     (b) Reserved for Issuance. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series A Special Stock such number of shares of Series A Special Stock as shall from time to time be sufficient to comply with its obligations under Section F.5 of the Certificate of Designations.
     6. Redemption; Failure to Redeem.
     (a) Redemption; Efforts to Comply.
          (i) Redemption. If Stockholder Approval is not obtained by the first (1st) anniversary of the Closing Date, the Company will redeem the shares of Series A Special Stock as and to the extent required by the Certificate of Designations following a valid request therefor by a holder of Series A Special Stock.

          (ii) Efforts to Comply. Without limiting the foregoing, the Company agrees that it will not, nor will it permit any of its Subsidiaries to, enter into any contract (written or otherwise) or other agreement that will expressly prohibit or, upon any default or breach thereof (whether with or without notice or the passage of time or both), would expressly prohibit the Company’s ability to redeem the Series A Special Stock as and to the extent required by the Certificate of Designations. In addition, from and after the later to occur of (x) the date of the Parent Stockholder Meeting (as defined in the Merger Agreement) if the Stockholder Approval is not obtained at such meeting and (y) the ten-month anniversary of the Closing, but in no event later than the first anniversary of the Closing Date, the Company agrees that (A) it will not, nor will it permit any of its Subsidiaries to, take any action or refrain from taking any action that, in any such case, would reasonably be expected to prohibit or materially limit the Company’s ability to redeem the Series A Special Stock as and to the extent required by the Certificate of Designations, other than with respect to ordinary course of business activities the absence of which would significantly impair the value of the Company’s business, and (ii) it will take, and will cause its Subsidiaries to take, commercially reasonable actions not prohibited by Legal Requirements and which are reasonably necessary to facilitate the redemption of the shares of Series A Special Stock as and to the extent required by the Certificate of Designations that may occur following the first anniversary of the Closing, including, if and only to the extent necessary to eliminate any capital deficit that might otherwise prohibit such redemption under applicable Legal Requirements, by revaluing its and its Subsidiaries’ assets to reflect market value and thereby eliminate any such capital deficit.
          (iii) Termination. The obligations of the Company under this Section 6(a) shall terminate and be of no further force or effect on the first to occur of the Stockholder Approval and the redemption of all shares of Series A Special Stock; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 6(a) prior to such termination.
     (b) Remedies Upon Redemption Default.
          (i) Redemption Default. If the Company fails to honor the redemption obligations set forth in Section 6(a)(i) following a valid request therefor by a holder of Series A Special Stock (such failure, a “Redemption Default”), including, for the avoidance of doubt, as a result of the lack of funds legally available therefor or because such redemption is prohibited by Legal Requirements, then each Stockholder holding Series A Special Stock with respect to which a Redemption Default has occurred will be entitled to receive from the Company payments (collectively, “Redemption Default Payments”) equal to the amount of the interest on the applicable unpaid portion of the Series A Redemption Price payable for such shares of Series A Special Stock determined in accordance with this Section 6(b). Redemption Default Payments will initially be payable in cash at an annual rate of eight percent (8%), and the interest rate payable on amounts due will increase by one percent per annum (1%) on each anniversary of the Redemption Default. Redemption Default Payments shall be computed on the basis of a 360-day year consisting of twelve 30-day months, shall accrue from the date of the applicable Redemption Default until such Redemption Default has been cured and the applicable Redemption Default Payments paid in full (such period, the “Redemption Default Period”), shall compound on a semi-annual basis, and shall be payable in cash quarterly in arrears on each January 1, April 1, July 1 and October 1 following the applicable Redemption Default until paid in full. Upon any Transfer of shares of Series A Special Stock prior to the Stockholder Approval, the transferor Stockholder shall transfer with such Series A Special Stock to the transferee any right it has to any Redemption Default Payments with respect to such shares and agrees that it shall not seek any Redemption Default Payments with respect to shares Transferred by such Stockholder from the Company.
          (ii) Limitations on Certain Activities. During the pendency of any Redemption Default, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly (1) declare or pay any dividend or make any other payment or distribution on account of its securities (other than dividends or distributions from wholly-owned Subsidiaries), (2) purchase, redeem or otherwise acquire or retire for value any of its or their securities (other than as contemplated by the Merger Agreement), (3) purchase, redeem, defease or otherwise acquire or retire for value prior to its maturity any Indebtedness of the Company or its Subsidiaries, unless so doing eliminates a limitation on the redemption of the Series A Special Stock, (4) make any capital investment other than capital investments the absence of which would significantly impair the value of the Company’s business, (5) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness except (x) ordinary course letters of credit, performance bonds and other similar credit support instruments that are necessary to maintain the normal operation of business or (y) to the extent such Indebtedness is created, incurred or issued in connection with a substantially concurrent redemption to cure an applicable Redemption Default in whole or in part, and/or (6) issue any security of the Company or its Subsidiaries that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, unless such maturity, redemption or other right shall be expressly junior to the right of redemption of the holders of the Series A Special Stock.
     (c) Remedies; Maximum Damages. The rights to Redemption Default Payments shall be in addition to any other rights available to each affected Stockholder (including pursuant to Section 13). However, notwithstanding anything to the contrary set forth in this Agreement, the Merger Agreement, the Certificate of Designations or any other Transaction Document, the maximum aggregate liability of the Company or any of its Subsidiaries relating to or arising out of the failure of the Company to redeem the Series A Special Stock as and to the extent set forth in the Certificate of Designations shall be the sum of (i) the applicable redemption price therefor, (ii) the amount of Redemption Default Payments contemplated by this Section 6 and (iii) if applicable, Collection Costs; and upon payment thereof, neither the Company nor any of its Subsidiaries shall have any further liability relating to or arising out of any such matter, whether at law or equity, in contract, in tort or otherwise, relating to or arising therefrom. In the event that (x) a Stockholder commences an action to recover any payment contemplated by this Section 6 from and after the time that such Stockholder has validly requested redemption of some or all of its Series A Special Stock and there has been a Redemption Default and (y) a court of competent jurisdiction determines in such action that the Company has breached this Section 6, the Company shall be liable for, and shall pay to such Stockholder upon request, the reasonable legal fees and expenses of legal counsel incurred by such Stockholder in connection with enforcing such breach (“Collection Costs”).

     7. Representations and Warranties. Each Stockholder (as to himself, herself or itself only) represents and warrants to the Company and each other Stockholder that:
     (a) each Stockholder is the record owner of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on the Schedule of Stockholders attached as Exhibit A hereto, and Exhibit A accurately reflects the number of shares of Company Common Stock and Series A Special Stock to be Beneficially Owned by such Stockholder as of the Closing Date;
     (b) this Agreement has been duly authorized, executed and delivered by each Stockholder and constitutes the valid and binding obligation of each Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirement affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
     (c) each Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement;
     (d) the execution, delivery and performance by each Stockholder of this Agreement and the consummation by each Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of a Legal Requirement to which such Stockholder is subject, (ii) violate any order, judgment or decree applicable to such Stockholder or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets or properties is bound; and
     (e) except for the representations and warranties contained in this Agreement or in any other Transaction Document, no Stockholder makes any express or implied representation or warranty in respect or on behalf of such Stockholder or any of its Affiliates, and such Stockholder disclaims any such representation or warranty, whether by the Stockholder or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.
     8. Amendment and Waiver.
     (a) Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Stockholders holding a majority in interests of the Series A Special Stock held by all Stockholders. The Company will promptly deliver a copy of each such amendment to each Stockholder and each such amendment shall be binding upon each Party hereto; provided that the failure to deliver a copy of such amendment shall not impair or affect the validity of such amendment.
     (b) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
     9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
     10. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, along with the Merger Agreement, the Voting Agreement and Certificate of Designations constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.
     11. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto. Except as otherwise expressly provided herein, (i) no Stockholder may assign any of its rights or obligations hereunder without the prior written consent of the Company and (ii) the Company may not assign any of its rights or obligations hereunder without the prior written consent of Stockholders holding a majority in interest of either the Series A Special Stock held by all Stockholders, if outstanding, or the Registrable Securities held by all Stockholders.
     12. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronic signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.
     13. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.
     14. Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. For the Stockholders, such Stockholder’s address will be deemed to be the address indicated on the Schedule of Stockholders, as indicated by the Company’s records, or such address or the attention of such other Person as the recipient party has specified by prior written notice to the sending party. The Company’s address as of the date hereof is:
K12 Inc.
2300 Corporate Park Drive
Herndon, VA 20171
Attention: General Counsel
Facsimile: (703) 483-7496
with a copy, which shall not constitute notice to the Company, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: David Fox, Esq.
                 William B. Sorabella, Esq.
Facsimile: (212) 446-6460
Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Party(ies) notice in the manner herein set forth.
     15. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such Party forever waives any such defense.
     16. Governing Law; Consent to Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Each Party hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court in New Castle County, or Federal court of the United States of America, sitting within New Castle County in the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each Party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable law.
     17. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

     18. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.
     19. Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
     20. Interpretation. The headings and subheadings contained in this Agreement and the annexes hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section” or “Annex” shall be deemed to refer to a section of this Agreement or an annex to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, including any successor thereto, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the annexes hereto) and not to any particular term or provision of this Agreement, unless otherwise specified. Any reference to “written” or comparable expressions includes a reference to facsimile transmission or comparable means of communication but shall not refer to e-mail or other electronic communication.
     21. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     22. Responsibility for Compliance. Each Stockholder shall be responsible for ensuring that its Affiliates and representatives adhere to the terms of this Agreement applicable to such Persons as if such Persons were original parties hereto, shall be responsible for any breach of this Agreement by its Affiliates and representatives and shall take all reasonable measures to avoid any breach of this Agreement by its Affiliates or representatives. The foregoing obligation shall not limit the remedies available to the Company for any breach of this Agreement by any Person.

     23. Effectiveness. This Agreement shall become effective immediately upon the execution and delivery hereof.
{Remainder of page intentionally left blank.}

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

K12 INC.

By:	/s/ Howard D. Polsky
Name:	Howard D. Polsky
Title:	General Counsel and Secretary

KCDL HOLDINGS LLC

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Manager

LEARNING GROUP LLC

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

LEARNING GROUP PARTNERS

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

KNOWLEDGE INDUSTRIES LLC

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

CORNERSTONE FINANCIAL GROUP LLC

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary
{Signature Page to Stockholders Agreement}

EXHIBIT A
SCHEDULE OF STOCKHOLDERS
(DATED AS OF JULY 23, 2010)

		Number of Shares of
	Number of Shares of	Series A Special
	Company Common	Stock Obtained at the
Name and Address of Stockholder	Stock	Closing
KCDL Holdings LLC	0	2,750,000
Learning Group LLC	4,665,083	—
Learning Group Partners	399,171	—
Knowledge Industries LLC	82,503	—
Cornerstone Financial Group LLC	83,874	—
The address for each of the foregoing is:
the name of such Stockholder
c/o Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, California 90401
Attn: Stanley E. Maron
Fax: (310) 570-4901
with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, California 90071
Attn: Thomas C. Sadler
Fax: (213) 891-8763

A-1